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                                                                      Exhibit 99


                          AMERICAN STATES WATER COMPANY
                           630 EAST FOOTHILL BOULEVARD
                           SAN DIMAS, CALIFORNIA 91773
                 TELEPHONE: 909-394-3600 FACSIMILE: 909-394-1382
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May 9, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen/Ladies:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, American States Water Company (the "Company") has obtained a letter of representation from Arthur Andersen LLP, the Company's independent public accountants, stating that their review of the consolidated financial statements of the Company and its subsidiaries included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2002 was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and that there was appropriate continuity of Arthur Andersen personnel working on the review and availability of national office consultation to conduct the relevant portion of the review. Availability of personnel at foreign affiliates of Arthur Andersen is not applicable to this review.

Sincerely,

/s/:  McClellan Harris III
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McClellan Harris III
Chief Financial Officer, Vice President - Finance,
Treasurer and Corporate Secretary